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                                                                   EXHIBIT 10.20

                                [LETTERHEAD OF
                                   CHANNELL
                            COMMERCIAL CORPORATION]

October 5, 1995
(Revision 2, February 6, 1996)




Mr. Andrew Zogby
8918 Gould Road
Eden Prairie, Minnesota 55347

Dear Drew,

It has been a pleasure over the past twelve months discussing with you my company's strategies and future opportunities. Obviously, the telecommunication industry is going to go through one of the largest transitions ever before witnessed in modern day business. To direct Channell Commercial through these strategic times, the organization must concentrate on at least three specific marketing goals. These goals are as follows:

     *  Convergence of broadband and copper plant
     *  Home demarkation between copper, broadband and fiber
     *  Wireless:  DBS, MMDS, and PCS.

To assist us in becoming a dominating player in the above enclosure markets, I would like you to join our organization as the Director of Marketing - Worldwide Broadband Telecommunication Division. Your years of expertise in outside plant telecommunication applications, coupled with my cable television background, would make a very creative and powerful partnership.

But, uniquely different than splitting these business opportunities, I would like you to be in charge of the entire organization's marketing strategies. Once our general strategies are defined, the approach would be to truly develop three internal marketing support groups which would create a foundation for future growth. I perceive these support groups as follows:

     *  An internal strategic account and marketing group
     * An internal application engineering services group developed with the cooperation of our Director of Engineering
     * Expand our existing field engineering services group to support proper installation of our products.



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Mr. Andrew Zogby
October 5, 1995
(Revision 2 - February 6, 1996
Page Two

Once these objectives have been defined and a plan is implemented to secure their livelihood, you will be asked to define our organization's long term marketing goals. This plan would highlight domestic and international marketing objectives and would include any business acquisitions necessary to meet our overall corporate goals and objectives.

While you are in the beginning mode of developing a world class marketing organization to compliment our manufacturing and sales operations, you would also be responsible for overseeing our research, advertising, conference and exhibit groups.., all of which fall under marketing.

To assist you in understanding all of the ramifications involved in this position, the following outline will summarize your additional job entitlements:

  *  Title - Director of Marketing Worldwide Broadband Telecommunication
     Division
     Note: This title will change to Vice President when we make corporate title changes. This change will then make it possible for your to have directors on various continents.
  *  Position will report directly to Executive Vice President
  * Position will warrant participation by you in all director(s) management meetings.
  * Position will warrant complete financial responsibility for all domestic and international marketing affairs, groups or divisions.
  *  Position will be responsible for developing our corporate strategic
     "three (3) and five (5) year" marketing and sales plans.
     (Participation by our Chief Financial Officer, and sales directors will be mandatory for this plan to be adopted).

Obviously, it is in my best interest to offer you a competitive package which typifies the importance of your position and expected contribution levels to our company.

The following key economic issues are examples of my commitment to you and your family:

  *  Salary:  $150,000.00 base paid bi-monthly.

  *  Bonus:   Fifty percent (50%) maximum contribution available
              based on directors annual pre-tax profit objectives.

              1996 interim bonus potential $35,000.00. If Channell Commercial (consolidated) pre-tax profit exceeds $11,880,000.00 a portion of bonus paid as long as 85% of this total is met. (i.e.: 85% = $29,750,00 of $35,000.00)



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Mr. Andrew Zogby
October 5, 1995
(Revision 2 - February 6, 1996)
Page Three


  *  ADC Stock Payoff:
                We agree to pay-off your vested 1991 Stock Incentive Plan option for (1250 shares) inclusive of tax. You can settle this transition two ways:
                1. Cash out, based on today's ADC stock value (Channell pay-off by November 15, 1996)
                2. Wait until November 1, 1996 and be cashed out at the closing price for "ADC" stock that day.
                Additionally, we will pay you for your November 1, 1996 (3250 share) option, tax inclusive, on or before December 31, 1996. You have the same decision to make regarding this pay-off as required with your vested shares. Please inform us of your decision prior to accepting this offer.

  *  Auto:      Volvo 850. Your obligation is gas within a 100-mile radius of the office.  Over 100 miles, our gas allowance will apply.

  *  Medical/Travel Benefits:
                See enclosed materials.

  *  Travel Budget:
                See enclosed attachment "A".

  *  Relocation Expenses:
                My objective is to outline my thoughts regarding your relocation. I am open to some modification, but I am hopeful the following will address the major family issues:

                - We will get three appraisals on your existing home and pay you the average median price for your property so the equity in your home can be used to purchase a new home in California. (As discussed, there may be $265,000.00 in equity in your new home. We will allocate these funds to you as you need them to purchase


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Mr. Andrew Zogby
October 5, 1995
(Revision 2 - February 6, 1996)
Page Four



Relocation/Expenses (Con't)

                      a new home and pay you 8-1/4% interest on these monies or pay you the interim sum once your home sells. Obviously, this model only applies if you do not initially purchase a home in Temecula. But under either scenario we will pay you interest on your equity).
                    - We will pay all closing costs. We will supply you
                      with a two bedroom apartment semi-furnished at our expense for up to 90 days, if necessary.
                    - We will contribute $5,000 in incidentals on the
                      purchase of your new home, or $1,500 if you elect to rent. Within the first 18 months of employment, we will compensate you a maximum of $5,000 if you rent first then purchase a home later.
                    - All moving expenses will be paid by the company
                      after three bids are reviewed. (please note: We will transport up to two cars, but no boats, trailers or vacation vehicles).

     *  Housing Relocation Selection Budget:
                      I anticipate it will take three trips to finalize your living accommodations. Considering you and Denise will probably spend two trips house hunting by yourselves and then finalizing your selection with the entire family present. I have budgeted $5,000.00 for this process. Obviously, if you rent, I would expect the cost to be drastically less.

Overall, I would like you to be very comfortable with you decision to join our organization. To assist you in making this career change, I would like to offer you an option or a small form of security to you and your family. If, within the first twenty-four months of your employment at Channell, you do not feel satisfied with your move from ADC, I will pay you up to one year of your base salary while you are pursuing another job opportunity. This also means I will extend your existing medical benefits through this period to you and your family! Once you have accepted another job, our obligation at Channell will end. On the other hand, we would expect you to stay under our employment for a minimum of 36 months before you consider leaving our organization for any reason other than the condition described above. If you depart early, then let it be a condition of your acceptance of this position, we would expect your moving/relocation expenses and your November, 1996 (3250 shares) option paid by Channell Commercial to be reimbursed to us before your departure.










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Mr. Andrew Zogby
October 5, 1995
(Revision 2 - February 6, 1996)
Page Five

Although, everyone at Channell must perform to a level of quality indicative of their job description to have job security, this offer is only activated if
                                                                         --
you elect to pursue this option. The only way this offer can be nullified is if
---
an illegal act, involving the company upon your behalf, is associated with your decision to leave Channell.

In conclusion, I am hopeful you and your family will join us in California before the new year. I personally feel this job is right up your alley and can offer you many new challenges not previously available to you.

Your consideration regarding this offer is appreciated. I look forward to talking with you regarding the enclosed information at your earliest convenience.


Cordially,



/s/ William H. Channell, Jr.

William H. Channell, Jr.
Executive Vice President

WHC, Jr/lmp

Enclosures